Exhibit 10.2

April 11, 2005

ACKNOWLEDGEMENT

As we discussed, the Company has determined to terminate its Long Term Performance program (the “Old Program”) for all performance periods ending after March 31, 2005. Effective April 1, 2005, the Old Program is being replaced with a combination of stock-based incentives which the Company believes better serves its strategic objectives (the “New Program”). Your employment agreement dated November 22, 2004 (your “Employment Agreement”) makes reference to the Old Program in section(s) 3(b)(ii)(B), 3(c)(ii)(A), 3(c)(iv) and 5(b)(iii) and this will confirm that you and we agree that such references are to be considered references to the New Program and any successor program that the Company may adopt from time to time. Further, in consideration of your eligibility to participate in the New Program, you agree that:

1. You hereby waive any and all rights to any payments under the Old Program for any performance period ending after March 31, 2005;

2. Section 3(b)(ii)(B) of your Employment Agreement will be deleted and replaced by the following: “Executive shall be eligible to receive a targeted Long-Term Performance Bonus of at least $3,050,000 under the 2002 Plan or any successor plan for the period beginning April 1, 2005, pursuant to the terms and conditions set forth by the Compensation Committee and set forth in the grant agreement(s) to the Executive.”

3. The parenthetical in section 3(c)(ii)(A) of your Employment Agreement beginning with “(which represents the sum of ...” and ending with “fiscal year during which his termination occurs)....” is hereby deleted.

4. The references in section 3(c)(iv) of your Employment Agreement to the “Long –Term Performance Bonus payable under the terms of the 2002 Plan” and the “Resolutions for the fiscal year ending March 31, 2006” are hereby replaced with references to the Long-Term Performance Bonus payable under the New Program for the fiscal year beginning April 1, 2005 and any resolutions thereunder, respectively.

5. You hereby agree that your waiver of rights under the Old Program and your participation in the New Program as provided in this Acknowledgement will not constitute a reason to terminate your employment “for good reason” under section 5(b)(iii) of your Employment Agreement. As of the date of this Acknowledgement, Section 5(b)(iii) of your Employment Agreement is hereby deleted and replaced with the following:

“(iii) (A) any reduction by the Compensation Committee in the amount of Executive’s 2006 Annual Performance Bonus that results in the amount of such Bonus being less than 75% of the amount determined pursuant to the formula specified in the Resolution or (B) any reduction by the Compensation Committee in the amount of Executive’s Long-Term Performance Bonus for the period beginning on April 1, 2005 that results in the aggregate value of any options and shares (whether or not subject to restrictions) issued to the Executive prior to May 1, 2006 with respect to such Bonus, as determined by the Compensation Committee consistent with the terms of the Long-Term Performance Bonus program, being less than 75% of two-thirds of the actual target amount with respect to such Bonus, in each case, other than (1) any such reduction that is consistent with reductions for all executive vice presidents and above level officers eligible for awards under the 2006 Annual performance Bonus program or the Long-Term Performance Bonus for the period beginning on April 1, 2005, as applicable, (2) any such reduction agreed to by Executive in writing or (3) any insubstantial or inadvertent reduction by the Compensation Committee that is not in bad faith and is cured promptly on Executive’s giving the Company notice,”

Except as modified by this letter, the terms of your Employment Agreement remain unchanged. Please acknowledge your agreement to the terms of this letter and the modifications of your Employment Agreement by signing and dating the enclosed copy of this letter.

Sincerely,

/s/ Andrew Goodman
Andrew Goodman
Senior Vice President, Human Resources

Agreed to and accepted by:

/s/ Jeff Clarke
Jeff Clarke